Exhibit 4.1

English translation for reference purposes only.

[COMPANY'S NAME], S.A. DE C.V.

[Variable Capital]

SHARE CERTIFICATE:	[Certificate number]	COVERS:	[Number of shares]

MINIMUM FIXED CAPITAL:	[Amount of fixed capital]	DOMICILE:	[Corporate Domicile]

VARIABLE CAPITAL :	[Amount of variable capital]	DURATION:	[Term]

This title certifies that [shareholder's name], of [shareholder's nationality] nationality, with domicile in [address], Federal Taxpayers Registry number [taxpayer registry number], owns [amount of shares] ordinary shares, nominative, without par value expression, Series [B], corresponding to the participation of [shareholder's name], representing the variable part of the capital stock of [Company's name] (the ''Company'').

The Company was incorporated by means of public deed number [notarial deed], granted on [date], before [Notary's Public Name], Notary Public number [1] of Mexico City, and registered in the Public Registry of Commerce of Mexico City, in the commercial folio number [145852*1].

The shares represented by this certificate are subject to the restrictions established in the by-laws including, without limitation, the restrictions for transfers and encumbrances. Any transfer or encumbrance of shares in violation of the corporate by-laws or any of such agreements shall be deemed for all purposes to be null and invalid, and no entry shall be made in the Company's share registry book or other corporate books of the Company, unless the requirements of this restriction are observed.

Mexico City, December 2, 2019.

______________________________	______________________________
[Name]	[Name]
Director	Director

1

English translation for reference purposes only.

[Extract of Company's bylaws]

2